Exhibit 99.1

Ingersoll-Rand Company Limited Clarendon House 2 Church Street Hamilton HM 11 Bermuda www.irco.com NEWS RELEASE
Contact:	Paul Dickard (Media Contact) (201) 573-3120 Joe Fimbianti (Analyst Contact) (201) 573-3113

Ingersoll-Rand Reports 73% Increase in Net Earnings for the 2003 Third Quarter;
Reports Diluted EPS of $0.88

-         Net income increased by 73% to $154.6 million for the 2003 third quarter, compared to $89.3 million for the 2002 third quarter.
-         Revenues increased by 14% in the 2003 third quarter with 8% from organic growth.
-         Full year 2003 EPS guidance range revised to $3.20 to $3.30 from $3.10 to $3.30, excluding gains on the sale of divested businesses.

Hamilton, Bermuda, October 22, 2003 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial firm, today announced that net earnings and revenues increased in the third quarter of 2003, compared to the 2002 third quarter.
            The company reported earnings of $154.6 million, or diluted earnings per share (EPS) of $0.88, for the third quarter of 2003, a 73% increase compared to reported earnings of $89.3 million, or EPS of $0.53, for the third quarter of 2002.  Earnings exceeded the company's EPS guidance of $0.70 to $0.75 for the quarter.  Earnings for the 2003 third quarter include $153.3 million, or EPS of $0.88, from continuing operations, as well as after-tax income of approximately $1.3 million from discontinued operations.  Discontinued operations represent retained continuing costs associated with divested businesses of $9.5 million, as well as the net gain from the sale of divested businesses of $10.8 million.
            "Our results for the second and third quarters of 2003 reflect the progress we have made over the past three years to enhance productivity, pursue new market opportunities, and create innovative, differentiated solutions for our customers," said Herbert L. Henkel, chairman, president and chief executive officer.  "Despite the persistence of uncertain market conditions, net income and revenues both improved significantly, and recurring revenues reached a new high.  We regard these results as evidence that our efforts to position our business for long-term, high-value growth are beginning to generate the financial returns we expect from our considerable brand strength and competitive advantages."

Additional Highlights for the 2003 Third Quarter
Revenues:  The company's revenues increased by approximately 14% to $2,520 million, compared to revenues of $2,208 million for the 2002 third quarter.   Organic growth contributed approximately 8 percentage points of the revenue increase, currency comprised 3 percentage points and buyout revenues from Dresser-Rand, associated with purchased components sold at no margin, added 3 percentage points.  All four of the company's business sectors experienced revenue growth in the quarter, compared to the 2002 third quarter, with double-digit growth at Bobcat (+19%), Thermo King (+12%) and Air Solutions (+10%), and a 64% increase at Dresser-Rand (+35% excluding buyout components).  Total recurring revenues, which include revenues from installation, parts, service and rental, increased by 16%, compared to the third quarter of 2002, and accounted for 26% of total revenues.

Interest and Other Expense:  Interest expense was $42.4 million for the third quarter of 2003, compared to $58.7 million in the 2002 third quarter, a decrease of $16.3 million.  This decrease was due primarily to lower year-over-year debt levels related to the repayment of $700 million in debt in the first quarter of 2003 as well as a decline in interest rates.  Other expenses totaled $3.7 million for the third quarter, compared to zero net expense in the third quarter of 2002.  Other expense for the third quarter was reduced by $3.8 million of net adjustments attributable to prior periods between 1999 and 2003.

Taxes:  The company's effective tax rate for continuing operations for the third quarter of 2003 was 14.0%, compared to 13.1% in the third quarter of 2002.

Acquisition
            During the quarter, IR acquired the stock of Integrated Access Systems (IAS) including its Geoffrey Industries division, both of which are based in Parsippany, New Jersey.  IAS provides specialty security-systems integration solutions, serving as a single source for integrating a facility's access control technologies, closed circuit television, and alarm monitoring systems.
             IAS has eight offices throughout the United States and had revenues of approximately $27 million in 2002.  It has been integrated with IR's Electronic Technologies Corporation (ETC) business, which is part of IR's Security and Safety Sector.

Divestitures
            IR completed the sale of two small non-strategic businesses during the third quarter.  The Waterjet business was sold to Karolin Machine Tool AB, which is headquartered in Sweden.  This business manufactures high-pressure waterjet cutting systems and equipment used to cut or trim metals, plastics, textiles and other materials.  Waterjet was part of the Air and Productivity Solutions business segment and had revenues in 2002 of approximately $32 million.  Additionally, Laidlaw, a U.K. distributor of architectural hardware, was sold.  Laidlaw was part of the Security and Safety Sector and also had 2002 revenues of approximately $28 million.  The net gain on the sale of these businesses was $10.8 million, or EPS of $0.06.
            Effective February 16, 2003, IR sold its Engineered Solutions business to The Timken Company.  The proceeds from the transaction consisted of approximately $700 million in cash and approximately 9.4 million shares of Timken common stock, which were valued at $140 million at the sale date.  The company used the cash proceeds from the sale principally to reduce debt. The Timken common shares were sold on October 20 for pre-tax proceeds of approximately $148 million.   Additionally, IR will receive 80% of the payments for 2003 and 2004 that Engineered Solutions is to receive under the Continued Dumping and Subsidy Offset Act (CDSOA). IR's share of the CDSOA payment for 2003 is expected to be in the range of $35 to $40 million, compared to previous forecasts of $50 million.  The results for Engineered Solutions have been classified as "discontinued operations, net of tax" for 2003 and all prior periods.

Third-quarter Business Review
            The company categorizes its businesses into four sectors based on industry and market focus: Climate Control, Industrial Solutions, Infrastructure, and Security and Safety.  Each of these business sectors experienced revenue growth for the 2003 third quarter.  Operating income and margins for the third quarter of 2002 include restructuring and productivity costs of $14.6 million.  Third-quarter 2003 operating income was negatively impacted by approximately $11.9 million of productivity investments, approximately $22.0 million in increased pension and health-care costs and $11.9 million of additional costs for stock-based compensation programs resulting from the increase in Ingersoll-Rand's common share price during the third quarter.

The Climate Control Sector provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market-leading brands of Hussmann and Thermo King.  Revenues for the sector of $683.8 million represented an increase of approximately 7%, compared to $639.5 million in the third quarter of 2002.  Operating margins were 9.8% in 2003, compared to 6.5% in the 2002 third quarter.
            Hussmann revenues in the third quarter increased slightly compared to last year, even though supermarket customers reduced capital spending, which the company attributes to difficult market conditions and competitive pricing in the supermarket industry.  Recurring revenue growth of 19% during the quarter was partially offset by lower display case volumes.  The company continues to expand its large multi-store service programs, and currently provides comprehensive service to more than 4,900 stores for several major retail chains.  Recurring revenue comprised 34% of Hussmann revenues in the third quarter.  Operating margins of service branch operations continued to improve during the quarter, driven by new process improvements from the company's "Lean Branch" initiative.
            Thermo King  revenues for the quarter increased by 12% (8% excluding currency) compared to last year's third quarter.  Thermo King revenues for North American and European heavy truck and trailer businesses all increased by more than 10% compared to last year.  Profit margins improved compared to the third quarter of 2002 due to higher product volumes and increased sales of aftermarket repair parts.

The Industrial Solutions Sector is composed of a diverse group of businesses focused on providing solutions to enhance customers' industrial efficiency.
            Air and Productivity Solutions provides equipment and services for compressed air systems, tools, fluid power products, and the company's Energy Systems business.  Total revenues increased by approximately 9% to $348.1 million, with revenue improvements in both the Air Solutions and Productivity Solutions businesses.  Third-quarter operating margins for Air and Productivity Solutions improved substantially to 7.6%, compared to 3.3% in 2002.  Air Solutions revenues increased by 10%, compared to the third quarter of 2002, despite sluggish market demand.  This gain reflects higher new product sales in complete units, increased revenues from the aftermarket business, and the benefit of a weaker U.S. dollar.  Total recurring revenues increased by 10%, compared to last year, and accounted for 48% of total Air Solutions revenues.  The AirCare program, which offers comprehensive service and maintenance for all brands of air compressors, expanded to more than 11,750 customers, an increase of 39% compared to year-end 2002.  Total contract growth is on track to exceed 13,000 units by year-end, which would be a 50% increase compared to year-end 2002.  Energy Systems completed the testing of the new 250-kilowatt (kW) microturbine and will commence customer deliveries in the fourth quarter of 2003. The 250kW unit is focused on environmental markets, primarily waste-water treatment and landfill applications.  The 70-kW product is focused on cogeneration applications, such as commercial laundries.
            Dresser-Rand (D-R) is a leader in energy conversion technology and is positioned to deliver complete-package solutions to the oil, gas, chemical and petrochemical industries.  D-R's third-quarter 2003 revenues of $378.7 million increased by 64%, compared to last year's third quarter.  Buyout components, which are passed through to the customer at no margin, were $73 million higher in the third quarter than in the same period last year.  Excluding buyout components, revenues increased by 35%.  D-R's operating profit was $5.9 million in the third quarter of 2003, compared to $9.1 million in the 2002 third quarter.  Third quarter operating income was negatively impacted by expense adjustments netting to approximately $1.1 million attributable to prior periods between 1999 and 2003.  Additionally, the third quarter of 2003 included $11.2 million of costs related to productivity investments and inventory reductions.  The backlog totaled $481 million ($390 million excluding buyouts) at September 30, 2003.  Fourth quarter operating margins are expected to approximate 8% to 10% of revenue.

The Infrastructure Sector includes Bobcat® compact equipment, Club Car® golf cars and utility vehicles, and Ingersoll-Rand® road pavers, compactors, portable-power products and drilling equipment.  Total sector revenues increased by approximately 11% to $691.5 million, compared to the 2002 third quarter.  Operating margins were 9.8%, compared to 7.2% in the third quarter of 2002.  Despite uncertain construction markets in North America, Bobcat compact equipment revenues increased by 19% (15% excluding currency) compared to last year, due to new product introductions and the benefit of a weaker U.S. dollar.  Bobcat margins improved as well, reflecting volume gains and the benefit of productivity initiatives.  Road Development revenues increased approximately 10%, compared to a weak 2002, due to improved overseas sales and currency benefits.  Operating margins declined slightly, reflecting soft road-repair markets and unfavorable pricing in North America.  Club Car experienced flat revenues compared with the third quarter of 2002, primarily reflecting the sluggish North American golf market, which was offset by continued market share gains.

 The Security and Safety Sector includes architectural hardware products, mechanical locks, and electronic and biometric access-control technologies.  Third-quarter revenues increased by approximately 6% to $417.4 million.  Electronic access-control revenues were particularly strong, as revenue increased by 20% due to growing market demand.   The traditional hardware business' revenues increased by nearly 4% with similar improvements in both the retail and commercial businesses.  Operating margins of 21.2% remained strong during the quarter and improved significantly from 18.0% last year, reflecting higher volumes and the benefits of organizational realignment.

Balance Sheet
            Total debt at the end of the third quarter was $2.4 billion, a reduction of over $1.0 billion compared to the third quarter of last year.  The improvement is largely attributable to the repayment of $700 million of debt from the proceeds of the sale of Engineered Solutions.  The  debt-to-capital ratio was 36% at the end of the third quarter, compared to the prior year's ratio of 48% and 39% at the end of the second quarter of 2003.
            During the month of October, 2003, Ingersoll-Rand terminated its Asset Securitization Program, under which several business units sold a pool of trade accounts receivable to two wholly owned special-purpose entities.  With the end of this program, approximately $240 million of receivables were repurchased by IR from the special-purpose entities.  This transaction was funded by cash on hand and short-term borrowing.  Including these changes, the debt-to-capital ratio is expected to be approximately 35% for the year end 2003, which is at the low end of the company's long-term target debt-to-capital ratio goal of 35% to 40%.

 2003 Outlook
             "Activity in IR's end markets continued to show mixed signs of improvement as we completed the quarter," said Henkel.  "Although we remain cautious, our order activity improved during the quarter and we anticipate gradual improvement in most of our major construction and industrial markets during the remainder of 2003.  We currently expect year-over-year organic revenue growth in the fourth quarter of approximately 4% to 5%.
              "Our value proposition for customers includes the ability to deliver a broader range of innovative and comprehensive solutions than our competitors in several of the markets we serve," said Henkel. "Each step we take to further develop this powerful competency strengthens our market leadership and profitability.  Our results for the second and third quarters of this year reflect the viability of our strategy and our ability to deliver strong performance for our investors.
             "Although more work needs to be done, our operating results over the past several months demonstrate that we are on track to generate continuing improvements that will move us closer to attaining our aggressive growth targets," added Henkel.
            The company anticipates fourth-quarter 2003 earnings to be in the range of $0.93 to $1.03 per share, including EPS of $0.86 to $0.94 from continuing operations and approximately $0.07 to $0.09 of after-tax earnings per share related to discontinued operations.  Discontinued operations includes $35 to $40 million (EPS of approximately $0.13 to $0.15) from CDSOA anti-dumping payments. This forecast compares to earnings of $1.08 EPS, including $0.34 EPS from discontinued operations, in the fourth quarter of 2002.
            The company's full-year 2003 expectation for EPS from total operations is in the range of $3.20 to $3.30, excluding the net gain on the sale of divested operations.  Incorporating the gain on the sale of divested businesses of $0.37 per share would bring the range of reported EPS to $3.57 to $3.67 for the full-year 2003.  Additionally, free cash flow from operations is expected to equal or exceed the previous forecast of $400 million for full-year 2003, excluding the impact of divestitures and the termination of the asset securitization program.

Ingersoll-Rand is a leading innovation and solutions provider for the major global markets of Security and Safety, Climate Control, Industrial Solutions and Infrastructure.  The company's diverse product portfolio encompasses such leading industrial and commercial brands as Schlage locks and security solutions; Thermo King transport temperature control equipment; Hussmann commercial and refrigeration equipment; Bobcat compact equipment; Club Car golf cars and utility vehicles; PowerWorksmicroturbines; Ingersoll-Rand industrial and construction equipment; Dresser-Randturbomachinery and Kryptonite portable security products.  In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets.  Further information on IR can be found on the company's web site at www.irco.com.

        This news release includes "forward-looking statements" that involve risks and uncertainties.  Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements.  Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-Q for the quarter ended June 30, 2003.

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10/22/03

(See Accompanying Tables)